EXHIBIT 5.1

[LETTERHEAD OF SMITH, GAMBRELL & RUSSELL]

December 22, 2003

Board of Directors

First National Banc, Inc.

2509 Osborne Road

St. Marys, Georgia 31558

RE:	First National Banc, Inc.
Registration	Statement on Form S-4
Registration	No. 333-108586

Ladies and Gentlemen:

We have acted as counsel to First National Banc, Inc., a Georgia corporation (the “Company”), in connection with the Company’s Registration Statement No. 333-109586 on Form S-4 (the “Registration Statement”) originally filed with the Securities and Exchange Commission on October 9, 2003, and Amendment No. 1 to the Registration Statement filed with on December 22, 2003, pursuant to the Securities Act of 1933, as amended (the “Securities Act”), and the rules and regulations thereunder. The Registration Statement relates to the registration under the Securities Act of 204,000 shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”).

For the purpose of rendering the opinions contained herein, we have examined the Registration Statement (including the exhibits thereto), and originals, or copies certified or otherwise identified to our satisfaction, of the following (collectively, the “Documents”):

(1)	The Articles of Incorporation of the Company, certified by the Secretary of State of the State of Georgia;

(2)	The Bylaws of the Company, certified as complete and correct by the Secretary of the Company;

(3)	The minute book and stock transfer records of the Company, certified as correct and complete by the Secretary of the Company; and

(4)	A Certificate of Good Standing with respect to the Company, issued by the Georgia Secretary of State.

Board of Directors

First National Banc, Inc.

December 22, 2003

In addition, we have examined such other documents, certificates and agreements as we have deemed relevant and necessary as a basis for the opinions expressed below.

In our examination of such documents, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to the original documents of all documents submitted to us as certified, photostatic, reproduced or conformed copies, and the authenticity of the originals of such latter documents.

Based on the foregoing, and subject to the assumptions, exceptions and qualifications set forth in this letter, we are of the opinion that:

(A)	The Company is a validly existing corporation under the laws of the State of Georgia and is in good standing under the laws of that state.

(B)	The 204,000 shares of Common Stock covered by the Registration Statement have been legally authorized and when issued in accordance with the terms described in said Registration Statement, will be validly issued, fully paid and non-assessable.

We consent to the use of our name in the Registration Statement and in the prospectus in the Registration Statement as it appears in the capital “Legal Matters” and to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we come within the category of persons whose consent is required by Section 7 of the Securities Act or by the rules and regulations under the Act.

Very truly yours,

SMITH, GAMBRELL & RUSSELL, LLP

/s/ Robert C. Schwartz
Robert C. Schwartz